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                       Johnson and Colmar
                           Suite 1000
                      300 South Waeker Drive
                      Chicago, Illinois 60606
                     Telephone (312) 922-1980
                     Telecopier (312) 922-9283


                        August 19, 1996





Board of Directors
Stericycle, Inc.
1419 Lake Cook Road
Suite 410
Deerfield, Illinois  60015

                        Re: Registration Statement on Form S-1

Gentlemen:

    We have acted as counsel to Stericycle, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement") for the registration (Registration No. 333-05665) under the Securities Act of 1933, as amended, of 3,450,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), of which 3,000,000 Shares are to be offered for sale in a public offering underwritten by Dillon, Read & Co. Inc., Salomon Brothers Inc and William Blair & Company, L.L.C. and other underwriters (the "Underwriters") and 450,000 Shares are intended to cover the Underwriters' over-allotments, if any.

    As such counsel, we have examined the Registration Statement (including the prospectus which is part of the Registration Statement), as the Registration Statement (and prospectus) have been amended to date, the Company's certificate of incorporation and by-laws, each as amended to date, minutes of meetings and records of proceedings of the Company's Board of Directors and stockholders (including, but not limited to, (i) the minutes of a meeting by teleconference of the Board of Directors on June 11, 1996, (ii) the Consent of Directors dated as of July 31, 1996, signed by all of the Company's directors, pursuant to which, in accordance with section 141(f) of the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"), the Company's Board of Directors adopted certain resolutions without the necessity of a formal meeting of the Board of Directors and (iii) the Consent of Stockholders dated as of July 31, 1996, signed by holders of a majority of the Corporation's then outstanding shares of Class A Common Stock and holders of a majority of the Corporation's then outstand-


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Board of Directors
Stericycle, Inc.
August  19, 1996
Page Two


ing shares of Class B Common Stock pursuant to which, in accordance with section 228 of the Delaware General Corporation Law, the Company's stockholders adopted certain resolutions without the necessity of a formal meeting of the stockholders), and such other matters of fact and questions of law as we have considered necessary to form the basis of our opinion. In the course of this examination, we have assumed the genuineness of all signatures, the authenticity of all documents and certificates submitted to us as originals by representatives of the Company, public officials and third parties, and the conformity to and authenticity of the originals of all documents and certificates submitted to us as copies.

    On the basis of our examination, we are of the opinion that the Company has duly authorized the issuance of the Shares and that, when issued and delivered to the Underwriters against payment in accordance with the underwriting agreement to be entered into by the Company and Dillon, Read & Co. Inc., Salomon Brothers Inc and William Blair & Company, L.L.C., as managing underwriters and representatives of the several underwriters to be named in Schedule A to the underwriting agreement, the Shares will be validly issued, fully paid and non-assessable.

    We consent to the use of our opinion as an exhibit to the Registration Statement.


                        Very truly yours,

                        /s/ Johnson and Colmar

                        JOHNSON AND COLMAR